Exhibit 10.38

MEDQUIST INC.

DIRECTORS’ DEFERRED COMPENSATION PLAN
(as amended, effective October 14, 2004)

On January 1 of each year, the Company shall grant to each non-employee director (“Participant”) deferred compensation in the form of MedQuist Inc. common stock (“Common Stock”) having a fair market value of $50,000 on the date of grant.

The Common Stock under this Plan shall not be issued until a Participant leaves the Board.

A Participant may elect prior to the date of grant not to defer actual receipt of Common Stock under the Plan, in which case the Common Stock shall be issued on the date of grant but shall not be transferable until after the Participant leaves the Board. If a Participant so elects, the Participant shall receive up to $6,000 in cash and the balance in MedQuist Inc. Common Stock.